Exhibit 99.2

Contact:

For INNOVIVE Pharmaceuticals:

Jon Weisberg

e-mail: jonweisberg@inkandair.com

ph: 801-359-9977

fax: 801-359-9980

cell: 801-860-9977

J. GREGORY JESTER NAMED CFO OF INNOVIVE PHARMACEUTICALS

New York, NY (October 3, 2006) – Innovive Pharmaceuticals, Inc., a public biopharmaceutical company headquartered in Manhattan, announced today that J. Gregory Jester has been named Vice President and Chief Financial Officer, effective October 16, 2006.

Mr. Jester most recently served as Vice President and Corporate Controller of Barr Pharmaceuticals, Inc., where he was responsible for corporate and operational accounting, financial reporting and analysis, budgeting and forecasting as well as all SEC filings, as Barr grew from $300 million to $1.3 billion in revenues. Previously he held a variety of financial positions with Meridian Sports, Inc., The CIT Group and KPMG.

“Greg’s leadership and financial management experience in the pharmaceutical industry will be important assets to Innovive as we develop our pipeline and prepare for continued growth,” said Steven Kelly, President and CEO, Innovive Pharmaceuticals.

Gregory Jester earned a BS in Business Administration from the University of Richmond, Richmond, Va. He received his CPA in the State of Virginia.

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About INNOVIVE Pharmaceuticals

Innovive Pharmaceuticals, Inc. is a public biopharmaceutical company headquartered in New York, N.Y. The company’s mission is to acquire, develop and commercialize novel therapeutics addressing significant unmet medical needs in the fields of oncology and hematology. For additional information visit www.innovivepharma.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause INNOVIVE’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of INNOVIVE’s development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the risk that the results of clinical trials may not support INNOVIVE’s claims, the possibility of being unable to obtain regulatory approval of INNOVIVE’s product candidates, INNOVIVE’s reliance on third party researchers to develop its product candidates and its lack of experience in developing pharmaceutical products. INNOVIVE assumes no obligation to update these forward-looking statements, except as required by law.